Exhibit 99.1

Joseph D. Meddings PO Box 6283 Providence, Rhode Island 02940 (401)421-3330 Ext 2 jmeddings@hollismeddings.com

July 29, 2016

TO THE CREDITORS OF

Thermo-Energy Corporation, Inc.

Dear Sir or Madam:

On March 4,2015, Thermo-Energy Corporation ("TMEN") entered into an Assignment for the Benefit of Creditors ("Assignment"). You were originally informed of this Assignment by my March 23, 2015 notification to creditors.

On January 29, 2016, you were further informed that the Assignee had reviewed the assets of TMEN, collected and validated claims from various stakeholders, and attempted to sell and/or lease the remaining assets to interested parties. Through this process, the Assignee determined that the outstanding debt held by perfected secured parties was far in excess of the value of the remaining assets. Accordingly,and pursuant to Section 5.7 of the Assignment for the Benefit of Creditors,the Assignee abandoned the remaining assets to the secured parties. It was further noted that there would be no distributions made to any other shareholder as a part of the Assignment process.

At this point, all of the assets have been abandoned to the secured parties and they have sole possession of said assets. This notification is to inform you that the responsibilities of the Assignee are complete, and the Assignment is therefore being dissolved.

Any questions can be directed to imeddings@hollismeddings.com.

Sincerely,

/s/ Joseph D. Meddings

Joseph D. Meddings

As Assignee for the Assignment for Benefit

of Creditors of Thermo-Energy Corporation,

and not individually